Exhibit 99.1

Lifeloc Reports Third Quarter 2025 Results

WHEAT RIDGE, Colo., November 12, 2025 -- Lifeloc Technologies, Inc. (OTC: LCTC), a global leader in the development and manufacturing of breath alcohol and drug testing devices, has announced financial results for the quarter ended September 30, 2025.

Third Quarter Financial Highlights

Lifeloc posted quarterly net revenue of $2.257 million in the third quarter of 2025, resulting in a quarterly net loss of $(263) thousand, or $(0.10) per diluted share. These results compare to net revenue of $2.087 million and quarterly net loss of $(158) thousand, or $(0.06) per diluted share in the third quarter of 2024. Revenue for the quarter increased 8% versus the third quarter last year. Nine-month 2025 net revenues of $6.754 million and a net loss of $(950) thousand, or $(0.35) per diluted share, compared to net revenue of $6.628 million and a net loss of $(740) thousand, or $(0.30) per diluted share, for the same nine months of 2024. Total gross margin in the third quarter decreased to 40.2% versus 43.7% for the same quarter last year. For the first nine months of 2025 gross margin was 40.6% versus 41.4% for the same period last year.

The margin decline for 2025 was a result of general cost inflation and tariffs which the company is working to address through pricing. The losses for the quarter and year to date were caused primarily by the high research and development costs with the push to commercialize our SpinDetect™ centrifugal drug analyzer.

We believe our core alcohol detection product line-up continues to be strong. The L-series LX9 and LT7 units have features and performance that have driven market penetration by meeting previously unaddressable market needs, such as smart phone pairing, wider temperature use ranges and fast customization that incorporates local languages. Certified to meet the requirements of most modern registration standards, such as SAI’s (Standards Australia International) latest AS 3547:2019 standards for Breath Alcohol Detectors, our FC-series devices remain popular with many law enforcement and international organizations. Our Easycal® automated calibration station, the only automated calibration available for portable breath alcohol testers, builds valuable protection around our brand and contributes to market share gains by the workplace Phoenix® 6.0 BT and EV 30 devices.

We see our greatest opportunity at the intersection of a growing global demand for rapid drug-of-abuse detection and Lifeloc’s established expertise in creating rugged, intuitive testing equipment. Our current R&D focus is on advancing our SpinDetect™ centrifugal drug-analyzer platform—also known as our “lab-on-a-disk” technology—to deliver a family of portable devices capable of providing rapid, quantitative results for multiple drug classes.

In laboratory testing, the SpinDx system has successfully detected delta-9-THC, cocaine, fentanyl, amphetamine, methamphetamine, morphine, MDMA, and benzodiazepines. These results have been validated against gold-standard liquid chromatography–mass spectrometry (LCMS) testing of human samples, confirming real-world performance at detection limits of approximately 10 ng/ml. Our current development efforts are aimed at improving assay robustness and optimizing disk design so that the entire analysis can be completed within a single disposable cartridge.

We are initiating beta testing of the SpinDetect™ oral-fluid analyzer focused on delta-9-THC detection using a prototype reader, with final component optimization underway under a signed beta-testing agreement. The initial commercial product is expected to measure delta-9-THC—the primary psychoactive compound in cannabis—followed by a multi-drug panel release. We anticipate a commercial launch in 2026, with subsequent expansion into additional drug panels and sample types, including blood and breath. Development of a combined LX9 breathalyzer + THC SpinDx unit will follow as a next-generation roadside marijuana breath testing system. Continued progress toward these milestones will depend on securing additional financing.

“Prototype SpinDetect™ analyzers are now traveling to trade shows for customer demonstrations,” said Dr. Wayne Willkomm, Lifeloc’s President and CEO. “We are encouraged by early engagement and interest as we move closer to market introduction. Rapid oral-fluid drug testing represents our most immediate and scalable growth opportunity, and we believe SpinDetect™ can meet this need effectively. Beyond oral-fluid applications, this platform offers a powerful foundation for testing other sample types and analytes.”

As SpinDetect™ advances toward commercialization, we are also exploring broader applications of our microfluidic technology. The same “lab-on-a-disk” system used to detect drugs of abuse can be adapted to identify other biological or chemical targets—such as food or water contaminants, neonatal or veterinary drug residues, or environmental toxins. This versatility positions Lifeloc to extend the platform into adjacent markets in public health, food safety, and environmental testing. While additional research, licensing, and regulatory clearances will be required, the scalability and analytical precision of the SpinDetect™ platform provide a solid foundation for sustained growth across multiple high-impact sectors.

Lifeloc Technologies shares began trading on the OTCID July 1, 2025 in alignment with the evolving structure of the OTC Markets. OTCID replaced the OTC Pink Current Market for fully reporting companies. The new OTCID standards may create greater market confidence than the OTC Pink and allow a more transparent and liquid marketplace for our shareholders.

About Lifeloc Technologies

Lifeloc Technologies, Inc. (OTC: LCTC) is a trusted U.S. manufacturer of evidential breath alcohol testers and related training and supplies for Workplace, Law Enforcement, Corrections and International customers. Lifeloc stock trades over-the-counter under the symbol LCTC. We are a fully reporting Company with our SEC filings available on our web site, www.lifeloc.com/investor.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements expressed or implied in this press release, including statements about our strategies, performance, expectations about new and existing products, market demand, economic conditions, acceptance of new and existing products, technologies and opportunities, market size and growth, and return on investments in products and market, are based on information available to us on the date of this document, and we assume no obligation to update such forward-looking statements. Investors are strongly encouraged to review the section titled “Risk Factors” in our SEC filings.

Phoenix® and Easycal® are registered trademarks of Lifeloc Technologies, Inc.

SpinDetect™ is a trademark of Lifeloc Technologies, Inc.

SpinDx™ is a trademark of Sandia Corporation.

Amy Evans
Lifeloc Technologies, Inc.
http://www.lifeloc.com
(303) 431-9500

LIFELOC TECHNOLOGIES, INC.

Condensed Balance Sheets (Unaudited)

ASSETS
	September 30, 2025	December 31, 2024
CURRENT ASSETS:
Cash and cash equivalents	$685,097	$1,243,746
Accounts receivable, net	864,456	732,541
Inventories, net	2,862,158	2,996,397
Federal and state income taxes receivable	55,831	80,560
Prepaid expenses and other	142,628	40,045
Total current assets	4,610,170	5,093,289

PROPERTY, PLANT AND EQUIPMENT:
Land	317,932	317,932
Building	1,928,795	1,928,795
Real-time Alcohol Detection And Recognition equipment and software	569,448	569,448
Production equipment, software and space modifications	1,366,539	1,349,839
Training courses	432,375	432,375
Office equipment, software and space modifications	254,333	254,333
Sales and marketing equipment and space modifications	231,818	226,356
Research and development equipment, software and space modifications	805,012	787,664
Research and development equipment, software and space modifications not in service	438,653	128,007
Less accumulated depreciation	(3,932,832)	(3,613,452)
Total property and equipment, net	2,412,073	2,381,297

OTHER ASSETS:
Patents, net	73,008	78,723
Deposits and other	46,820	12,261
Deferred income taxes	1,159,199	1,159,199
Total other assets	1,279,027	1,250,183

Total assets	$8,301,270	$8,724,769

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$384,969	$251,627
Term loan payable, current portion	54,431	53,195
Subordinated debentures payable, current portion	19,084	—
Customer and tenant deposits	17,929	43,814
Accrued expenses	328,734	293,981
Deferred revenue, current portion	56,214	54,458
Product warranty reserve	46,500	46,500
Total current liabilities	907,861	743,575

TERM LOAN PAYABLE, net of current portion and debt issuance costs	1,072,297	1,119,152

SUBORDINATED DEBENTURES PAYABLE, net of current portion and debt issuance costs	690,116	630,000

DEFERRED REVENUE, net of current portion	6,583	6,165
Total liabilities	2,676,857	2,498,892

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY:
Common stock, no par value; 50,000,000 shares authorized, 2,752,616 shares outstanding (2,664,116 outstanding at December 31, 2024)	5,934,314	5,586,014
Retained earnings (accumulated deficit)	(309,901)	639,863
Total stockholders' equity	5,624,413	6,225,877

Total liabilities and stockholders' equity	$8,301,270	$8,724,769

LIFELOC TECHNOLOGIES, INC.

Condensed Statements of Income (Loss) (Unaudited)

	Three Months Ended September 30,
REVENUES:	2025	2024
Product sales	$2,241,331	$2,075,994
Royalties	16,117	3,016
Rental income	—	8,316
Total	2,257,448	2,087,326

COST OF SALES	1,350,755	1,175,374

GROSS PROFIT	906,693	911,952

OPERATING EXPENSES:
Research, development, and sustaining engineering	458,747	521,107
Sales and marketing	341,567	329,716
General and administrative	340,705	269,450
Total	1,141,019	1,120,273

OPERATING (LOSS)	(234,326)	(208,321)

OTHER INCOME (EXPENSE):
Interest income	7,840	9,525
Interest expense	(36,953)	(10,019)
Total	(29,113)	(494)

NET (LOSS) BEFORE PROVISION FOR TAXES	(263,439)	(208,815)

BENEFIT FROM FEDERAL AND STATE INCOME TAXES	—	50,488

NET (LOSS)	$(263,439)	$(158,327)

NET (LOSS) PER SHARE, BASIC	$(0.10)	$(0.06)

NET (LOSS) PER SHARE, DILUTED	$(0.10)	$(0.06)

WEIGHTED AVERAGE SHARES, BASIC	2,752,616	2,611,616

WEIGHTED AVERAGE SHARES, DILUTED	2,752,616	2,611,616

LIFELOC TECHNOLOGIES, INC.

Condensed Statements of Income (Loss) (Unaudited)

	Nine Months Ended September 30,
REVENUES:	2025	2024
Product sales	$6,695,638	$6,580,861
Royalties	41,588	22,776
Rental income	16,632	24,462
Total	6,753,858	6,628,099

COST OF SALES	4,014,000	3,887,244

GROSS PROFIT	2,739,858	2,740,855

OPERATING EXPENSES:
Research and development	1,551,689	1,738,982
Sales and marketing	1,015,651	1,040,099
General and administrative	1,065,657	947,384
Total	3,632,997	3,726,465

OPERATING (LOSS)	(893,139)	(985,610)

OTHER INCOME (EXPENSE):
Interest income	31,128	35,874
Interest expense	(87,753)	(30,226)
Total	(56,625)	5,648

NET (LOSS) BEFORE PROVISION FOR TAXES	(949,764)	(979,962)

BENEFIT FROM FEDERAL AND STATE INCOME TAXES	—	239,841

NET (LOSS)	$(949,764)	$(740,121)

NET (LOSS) PER SHARE, BASIC	$(0.35)	$(0.30)

NET (LOSS) PER SHARE, DILUTED	$(0.35)	$(0.30)

WEIGHTED AVERAGE SHARES, BASIC	2,733,490	2,506,999

WEIGHTED AVERAGE SHARES, DILUTED	2,733,490	2,506,999

 LIFELOC TECHNOLOGIES, INC.
Condensed Statements of Changes in Stockholders' Equity (Unaudited)

	Common Stock Shares	Common Stock Amount	Retained Earnings (Accumulated Deficit)	Total
Balance, December 31, 2023	2,454,116	$4,668,014	$1,692,811	$6,360,825
Net (loss)	—	—	(581,794)	(581,794)
Ending balance, June 30, 2024	2,454,116	4,668,014	1,111,017	5,779,031
Issuance of common stock for cash, net of issuance costs	210,000	798,000	—	798,000
Net (loss)	—	—	(158,327)	(158,327)
Ending balance, September 30, 2024	2,664,116	$5,466,014	$952,690	$6,418,704

Balance, December 31, 2024	2,664,116	$5,586,014	$639,863	$6,225,877
Issuance of shares from option exercise	88,500	336,300	—	336,300
Warrants issued with subordinated debenture	—	12,000	—	12,000
Net (loss)	—	—	(686,325)	(686,325)
Ending balance, June 30, 2025	2,752,616	5,934,314	(46,462)	5,887,852
Net (loss)	—	—	(263,439)	(263,439)
Ending balance, September 30, 2025	2,752,616	$5,934,314	$(309,901)	$5,624,413

LIFELOC TECHNOLOGIES, INC.

Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
CASH FLOWS FROM OPERATING ACTIVITIES:	2025	2024
Net (loss)	(949,764)	(740,121)
Adjustments to reconcile net income (loss) to net cash (used in) operating activities-
Depreciation and amortization	325,095	193,096
Provision for doubtful accounts, net change	1,500	1,000
Provision for inventory obsolescence, net change	—	52,500
Deferred taxes, net change	—	(239,841)
Amortization of debt issuance costs	11,937
Changes in operating assets and liabilities-
Accounts receivable	(133,415)	199,687
Inventories	134,239	(187,866)
Federal and state income taxes receivable	24,729	(60,420)
Prepaid expenses and other	(102,583)	16,918
Deposits and other	(34,559)	98,896
Accounts payable	133,342	(73,703)
Income taxes payable	—	(44,952)
Customer and tenant deposits	(25,885)	(166,779)
Accrued expenses	34,753	(58,379)
Deferred revenue	2,174	(25,936)
Net cash (used in) operating activities	(578,437)	(1,035,900)
CASH FLOWS (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(39,510)	(477,623)
Purchases of research and development equipment, software and space modifications not in service	(310,646)	(147,615)
Patent filing cost	—	(21,708)
Net cash (used in) investing activities	(350,156)	(646,946)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Principal payments made on term loan	(41,356)	(40,154)
Proceeds from issuance of 210,000 shares of common stock at $3.80 per share	—	798,000
Proceeds from issuance of subordinated debenture	75,000	—
Proceeds from Issuance of shares from option exercise	336,300	—
Net cash provided from financing activities	369,944	757,846

NET (DECREASE) IN CASH	(558,649)	(925,000)

CASH, BEGINNING OF PERIOD	1,243,746	1,766,621

CASH, END OF PERIOD	685,097	841,621

SUPPLEMENTAL INFORMATION:
Cash paid for interest	75,816	27,048

Cash paid for income tax	—	60,420

Income tax refund received	24,729	—

Non-cash financing and investing activities: warrants issued with subordinated debenture	12,000	—